Exhibit 99

NEWS RELEASE

PGT Reports 2013 First Quarter Results

VENICE, FL., May 1, 2013 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for its first quarter ended March 30, 2013.

“In the first quarter of 2013, sales grew to $49.6 million, which is 30.1% over prior year. Improved market conditons during the quarter, and  sales and marketing programs focused on our WinGuard products, drove this dramatic increase in top-line sales,” said PGT’s President and Chief Executive Officer, Rod Hershberger.

Mr. Hershberger continued, “During the quarter, impact sales grew 39% over prior year and represented 77% of total sales, compared to 72% a year ago. In addition, sales of non-impact products grew 8%. The increase in sales, and the gain recorded on the Salisbury, NC facility of $2.0 million after tax, resulted in an increase in net income to $5.3 million compared to a loss of $0.7 million a year ago. The improvement in financial performance is the result of the hard work and dedication of our employees, including the 159 new employees who have joined us since the first of the year, to satisfy the growing demand for our product, and to deliver on our value proposition.”

Our financial highlights for the first quarter ended March 30, 2013, compared to the same period last year, include:

▪	Net sales of $49.6 million, an increase of $11.5 million, or 30.1%;

▪	Gross margin of 35.4%, an increase of 4.1% of sales;

▪	Net income of $5.3 million compared to a net loss of $0.7 million;

▪	Net income per diluted share of $0.09 compared to a net loss per diluted share of $0.01;

▪	EBITDA of $9.4 million compared to $3.3 million; and

▪
Net Income, Net Income per diluted share, and EBITDA, after adjusting for the gain on the sale of the Salisbury facility, and related tax impact, were $3.2 million, $0.06 per share, and $7.2 million, respectively.

Commenting on the first quarter, Jeff Jackson, PGT's Executive Vice President and Chief Financial Officer, stated, “Gross margin increased 47.1% or $5.6 million to $17.6 million during the first quarter of 2013 compared to the first quarter of 2012. The increase in gross margin is the result of strong revenue growth, improved product mix and improved operating leverage, and is our third consecutive quarter of year-over-year gross margin improvements.”

Mr. Jackson continued, “As our revenue grew, our selling, general and administrative expenses as a percent of sales declined to 26.3%, compared to 30.7% in the first quarter of 2012. Within our selling, general and administrative spend, we were able to invest an incremental $1.2 million in sales and marketing dollars to further drive revenue within the quarter and into the remaining year. Strong revenue growth, coupled with significant improvements in gross margins and leveraged spends in selling, general and administrative expenses, allowed us to report our best first quarter EBITDA since 2007.”

Mr. Jackson concluded, “At quarter end, our cash balance was $14.3 million, and we acquired 1,074,078 shares of our common stock at an average cost of $5.67 per share for a total investment of approximately $6.1 million. Additionally, in January 2013, we completed the sale of our Salisbury, NC facility for approximately $8.0 million ($7.5 million net of selling costs). The net proceeds were used to voluntarily pre-pay an additional $7.5 million of outstanding bank debt during the quarter, bringing our gross debt to $30.0 million."

Conference Call

As previously announced, PGT will hold a conference call Thursday, May 2, 2013, at 10:30 a.m. eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning May 2, 2013, at 1:30 p.m. eastern time through May 8, 2013. To access the replay, dial 855-859-2056 (U.S. and Canada) and 404-537-3406 (international) and refer to pass code 24945678.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,150 at its manufacturing, glass laminating and tempering plants in Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (R); PGT Architectural Systems; and Eze-Breeze (R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq: PGTI).

Forward-Looking Statements

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends
•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
•	Raw material prices, especially aluminum
•	Transportation costs
•	Level of indebtedness
•	Dependence on our WinGuard branded product lines
•	Product liability and warranty claims
•	Federal and state regulations
•	Dependence on our manufacturing facilities
•	The controlling interest of JLL Partners Fund IV, L.P.

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.

Use of Non-GAAP Financial Measures

This Press Release and the financial schedules include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income (loss) consists of GAAP net income (loss) adjusted for the items included in the accompanying reconciliation. Adjusted net income (loss) per share consists of GAAP net income (loss) per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the company’s future earnings potential. However, these measures do not provide a complete picture of our operations.

EBITDA consists of GAAP net income (loss) adjusted for the items included on the accompanying reconciliation. Adjusted EBITDA consists of EBITDA adjusted for the items included in the accompanying reconciliation. We believe that EBITDA and adjusted EBITDA provide useful information to investors and analysts about the company’s performance because they eliminate the effects of period to period changes in taxes, costs associated with capital investments and interest expense.  EBITDA and adjusted EBITDA do not give effect to the cash the company must use to service its debt or pay its income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

Our calculations of adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income (loss), adjusted net income (loss) per share, EBITDA and adjusted EBITDA to GAAP net income (loss) are included in the financial schedules accompanying this release.

CONTACT: PGT, Inc.
Jeff Jackson, Executive Vice President and CFO
941-480-1600   jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	March 30,	March 31,
	2013	2012

Net sales	$49,563	$38,100
Cost of sales	32,004	26,164
Gross margin	17,559	11,936
Selling, general and administrative expenses	13,024	11,708
Gain on sale of assets held for sale	(2,195)	-
Income from operations	6,730	228
Interest expense	813	858
Other expense	216	22
Income (loss) before income taxes	5,701	(652)
Income tax expense	437	-
Net income (loss)	$5,264	$(652)

Basic net income (loss) per common share	$0.10	$(0.01)

Diluted net income (loss) per common share	$0.09	$(0.01)

Weighted average common shares outstanding:
Basic	52,517	53,664

Diluted	56,893	53,664

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	March 30,	December 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$14,290	$18,743
Accounts receivable, net	18,871	13,997
Inventories	13,489	11,529
Prepaid expenses	626	916
Assets held for sale	-	5,259
Other current assets	3,114	2,886
Total current assets	50,390	53,330

Property, plant and equipment, net	40,597	41,220
Intangible assets, net	43,701	45,327
Other assets, net	1,117	1,440
Total assets	$135,805	$141,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,663	$13,325
Total current liabilities	15,663	13,325
Long-term debt	30,000	37,500
Deferred income taxes	14,858	14,858
Other liabilities	1,291	1,424
Total liabilities	61,812	67,107

Total shareholders' equity	73,993	74,210
Total liabilities and shareholders' equity	$135,805	$141,317

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	March 30,	March 31,
	2013	2012
Reconciliation to Adjusted Net Income and Adjusted Net Income per share:

Net income/(loss)	$5,264	$(652)
Reconciling item:
Gain on sale of Salisbury facility (1)	(2,195)	-
Tax effect of reconciling item	168	-
Adjusted net income/(loss)	$3,237	$(652)

Weighted average shares outstanding:
Basic	52,517	53,664
Diluted	56,893	53,664

Adjusted net income/(loss) per share - basic	$0.06	$(0.01)
Adjusted net income/(loss) per share - diluted	$0.06	$(0.01)

Reconciliation to EBITDA and Adjusted EBITDA:
Net income/(loss)	$5,264	$(652)
Reconciling items:
Depreciation and amortization expense	2,861	3,137
Interest expense	813	858
Income tax expense	437	-
EBITDA	9,375	3,343
Less
Gain on sale of Salibury facility (1)	(2,195)	-
Adjusted EBITDA	$7,180	$3,343
Adjusted EBITDA as percentage of net sales	14.5%	8.8%

(1) Gain on sale of Salisbury, NC facility of $2.2 million represents the net selling price of approximately $7.5 million less the asset's carrying value at the time of the sale of approximately $5.3 million.